Exhibit 99.1

   FDA Accepts Pharmion's New Drug Application for Filing and Grants Priority Review for Vidaza(TM) for the Treatment of Myelodysplastic Syndromes (MDS)

    BOULDER, Colo., Feb. 23 /PRNewswire-FirstCall/ -- Pharmion Corporation, (Nasdaq: PHRM) today announced that the U.S. Food and Drug Administration
(FDA) has accepted for filing and granted Priority Review classification for the company's New Drug Application (NDA) for VidazaTM (azacitidine for injectable suspension) for the treatment of Myelodysplastic Syndromes (MDS). Priority Review status of the application reduces the standard agency response time to six months, and targets an agency response on or before June 29, 2004.

    "The FDA's acceptance of our Vidaza application for filing and designation of Priority Review status represents a significant milestone for Pharmion," said Patrick J. Mahaffy, president and chief executive officer of Pharmion. "There are currently no approved therapies for MDS, and we look forward to working closely with the FDA in the coming months as we seek regulatory approval for this potential new treatment for this very serious disease."

    Vidaza has been granted Orphan Product Designation by the FDA, which, if the NDA is approved, entitles the drug to seven years of market exclusivity for MDS in the U.S. Pharmion submitted the NDA under the provisions of the Subpart H Accelerated Approval of New Drugs for Serious or Life-Threatening
Illnesses on December 29, 2003.   As a condition of its NDA submission,
Pharmion is required to conduct a confirmatory study of Vidaza in the treatment of MDS.

    In September 2003, Pharmion initiated a confirmatory clinical trial comparing the effect of Vidaza to conventional care options on survival in patients with MDS. The study, which will examine survival outcomes as well as secondary endpoints, will recruit more than 350 patients at treatment centers across the U.S., Europe and Australia and will be one of the largest studies to date in this disease.

    The NDA submission was based upon an NCI-sponsored Phase III study for the treatment of MDS, conducted by Cancer and Leukemia Group B (CALGB), and two supportive Phase II CALGB studies, which were also sponsored by the NCI. The results of this Phase III study were published in the May 2002 Journal of Clinical Oncology.

    About Vidaza (azacitidine):

    In addition to its cytotoxic effects, azacitidine is member of a class of drugs in development known as "hypomethylating" or "demethylating" agents. Methylation of DNA is a major mechanism regulating gene expression. Researchers have found that an increase in methylation of DNA can result in blockage of the activity of genes that regulate cell division and differentiation, known as "suppressor genes." With suppressor gene expression blocked, cell division becomes unregulated, allowing or promoting cancer. In in-vitro studies, researchers have found that azacitidine can reverse the methylation of DNA, leading to reexpression of suppressor genes and a resulting differentiation and maturation of cells.

    About MDS:

    MDS is a bone marrow disorder characterized by the production of abnormally functioning, immature blood cells. The highest prevalence of MDS is in patients over 60 years of age. According to the American Cancer Society, there are an estimated 10,000-20,000 new cases of MDS in the United States each year. Survival rates range from six months to six years for the different subtypes of MDS. MDS can result in death from bleeding and infection in the majority of patients, and transformation to acute myelogenous leukemia (AML) occurs in up to 40 percent of patients. The prognosis for patients transforming to AML is exceptionally poor.

    About Pharmion:

    Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the company's website at www.pharmion.com.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                      ###

SOURCE  Pharmion Corporation
    -0-                             02/23/2004
    /CONTACT: Breanna Burkart or Anna Sussman, Directors, Investor Relations and Corporate Communications, both of Pharmion Corporation, +1-720-564-9150 /
    /Web site:  http://www.pharmion.com /
    (PHRM)

CO:  Pharmion Corporation
ST:  Colorado
IN:  MTC HEA BIO
SU:  PDT